Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Equity Trust of our report dated November 21, 2024, relating to the financial statements and financial highlights, which appears in Virtus KAR Global Quality Dividend Fund and Virtus KAR Equity Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings “Financial Statements and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 27, 2025